Exhibit 4.2

MEMBER CAPITAL SECURITIES MAY NOT BE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION (“NATIONAL RURAL”) AND ONLY NATIONAL RURAL’S VOTING MEMBERS MAY PURCHASE AND HOLD THE MEMBER CAPITAL SECURITIES. ANY PURPORTED TRANSFER OF MEMBER CAPITAL SECURITIES WITHOUT NATIONAL RURAL’S PRIOR WRITTEN CONSENT WILL BE VOID AB INITIO.

Certificate No.:

PRINCIPAL AMOUNT:

MATURITY DATE:

ISSUE DATE:

INTEREST PAYMENT DATES:

REGULAR RECORD DATES:

INTEREST RESET DATES:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

FLOATING RATE MEMBER CAPITAL SECURITIES

National Rural Utilities Cooperative Finance Corporation, a cooperative association duly organized and existing under the laws of the District of Columbia (herein referred to as the “Company”, which term includes any successor Person under the Indenture), for value received, hereby promises to pay to             , or registered assigns, the principal sum of                  on the Maturity Date set forth above and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.

Interest on the member capital securities (the “Securities”) will be payable in arrears on the Interest Payment Dates set forth above of each year, and at maturity, commencing on                      , 20XX.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be payable to, as provided in such Indenture, the Person in whose name this Security is registered at the close of business on the Regular Record Dates set forth above of each year. Interest will be paid on such principal sum from the Maturity Date or from the most recent Interest Payment Date until the principal amount thereof becomes due and payable.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

NATIONAL RURAL UTILITIES

COOPERATIVE FINANCE CORPORATION

By:
Name:
Title:

ATTEST:

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION

By:

Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of subordinated debt securities of the Company (the “member capital securities,” and, herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 15, 1996, as amended (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as successor trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of the actual number of days in the applicable interest period divided by 360.

The Securities will bear interest for each interest period at a rate determined by the Calculation Agent, which shall initially be the Company, until such time as the Company appoints a successor calculation agent (herein called the “Calculation Agent”, which term includes any successor Calculation Agent). All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company, the Holders and the Trustee.

In the event that any date on which interest is payable on the Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the following month, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Any interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, as more fully provided in the Indenture referred to on the reverse hereof.

The interest rate on each Security will equal the interest rate calculated by reference to the specified interest rate formula set forth in an applicable pricing supplement plus or minus any Spread and/or multiplied by an Spread Multiplier. The applicable pricing supplement will designate one or more interest rate bases for the Security. The basis or bases will be determined by reference to the London Interbank Offered Rate (“LIBOR”) or another interest rate basis or formula as set forth in the pricing supplement. A Security with a basis or bases determined by reference to LIBOR shall be a LIBOR Security. If a Security’s basis is determined by reference to another interest rate, the Security shall be a Floating Rate Security.

The rate of interest on each Security will be reset according to the index maturity, as specified in the applicable pricing supplement. Unless specified otherwise in the applicable pricing supplement, the interest rate will be reset each Interest Reset Date. The Interest Reset Dates shall be as set forth on the front page hereof. The interest rate for the first interest period will be the initial interest rate set forth in the applicable pricing supplement. The interest rate for the ten calendar days immediately prior to the Security’s maturity will be that in effect on the tenth calendar day preceding maturity, unless otherwise specified in an applicable pricing supplement.

If any Interest Reset Date would otherwise be a day that is not a business day, the Interest Reset Date shall be postponed to the next succeeding business day. For this purpose, “business day” shall mean (i) with respect to a LIBOR Security, any day on which dealings in deposits in United States dollars are transacted in the London interbank market, or, (ii) with respect to a Floating Rate Security, any week day other than a day on which banking institutions in the borough of Manhattan, city and state of New York are authorized by law to close.

The interest determination date pertaining to an Interest Reset Date for a LIBOR Security shall be the second London business day prior to that Interest Reset Date.

The interest rate on the Floating Rate Securities shall not exceed the maximum rate permitted by applicable law. Upon the request of a Holder, the Calculation Agent will provide the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that Security. Unless otherwise specified in an applicable pricing supplement, the calculation date, if applicable, pertaining to any interest determination date will be the earlier of the tenth calendar day after such interest determination date, or, if such day is not a business day, the next succeeding business day or the business day preceding the applicable interest payment date or maturity.

LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

With respect to any Interest Determination Date, LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, in respect of that Interest Determination Date. If no rate appears at such time on an Interest Determination Date, LIBOR on such Interest Determination Date will be determined as follows:

The Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London Interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in the market at the time. If at least two quotations are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are so provided, LIBOR on the Interest Determination Date will be arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on the Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Calculation Agent are not providing quotations as provided above, LIBOR determined as of that Interest Determination Date will be LIBOR in effect on that Interest Determination Date.

The Calculation Agent will, upon the request of the holder of any Security, provide the interest rate then in effect.

Each Security will be issued in certificated form. Payment of the principal of and any interest on this Security payable at maturity or upon redemption will be made in immediately available funds at the office of the paying agent in the Borough of Manhattan, the City of New York. Payments in immediately available funds will be made only if the Security is presented to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with normal procedures. Interest on the Securities will be paid by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or prior to the applicable regular record date for the payment of interest. If no instructions have been received in writing by the paying agent, the funds will be paid by check mailed to the address of the person entitled to such interest.

The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, at any time on or after the date that is five years from the Issue Date set forth on the front of this Security, as a whole or in part, at the election of the Company, at a Redemption Price equal to 100% of the principal amount to be redeemed, together in the case of any such redemption with accrued interest to, but not including, the Redemption Date, but interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holder of such Security, or one or more Predecessor Securities, of record at the close of business on the related Regular Record Date referred to on the face hereof, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness evidenced by this Security is unsecured and subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, which shall include all subordinated indebtedness of the Company that may be held by or transferred to non-members of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. The Securities of this series will rank (i) pari passu to the Company’s member subordinated certificates and (ii) senior to the Company’s unretired patronage capital. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of such Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In addition to the events of default set forth in the Indenture, the following will constitute an Event of Default under the Indenture with respect to the Securities: the Company shall pay any dividend or interest on, or principal of, or redeem, purchase, acquire, retire or make a liquidation payment with respect to, any Members’ Subordinated Certificates, Members’ Equity or patronage capital, if such payment is made during an Extension Period, and either (i) such Extension Period has not expired or been terminated or (ii) the Company has not made all payments due on the Securities as a result of such expiration or termination.

No payment will be made in respect of the Securities if, at the time of such payment or immediately after giving effect thereto, (i) there exists a default by the Company in the payment of principal or mandatory prepayments or premium, if any, of sinking funds or interest on any senior or subordinated indebtedness (as defined in the instrument under which the same is outstanding) of the Company, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any senior or subordinated indebtedness as defined in the instrument under which the same is outstanding permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof (or of the indebtedness secured thereby), and such event of default shall not have been cured or waived or shall not have ceased to exist.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33 1/3% in aggregate principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Company may at its option at any time and from time to time during the term of the Securities of this series defer the interest payment period for a period not exceeding 10 consecutive semi-annual interest payments (or an equivalent period of quarterly or other interest payment periods) (a “Deferral Period”), and at the end of such Deferral Period, the Company shall pay all interest then accrued and unpaid (together with interest thereon at the same rate as specified for the Securities of this series to the extent permitted by applicable law) through the last day of such Deferral Period, provided that if any principal amount of this Security is paid on such day, then not including interest for such day with respect to such principal amount; provided, that during such Deferral Period the Company may not declare or pay any dividend or interest on, or principal of, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Members’ Subordinated Certificates, Members’ Equity or patronage capital. Prior to the termination of any such Deferral Period, the Company may further defer the payment of interest, provided that such Deferral Period, together with all such previous and further deferrals thereof, may not exceed 10 consecutive semi-annual interest payment periods (or an equivalent period of quarterly or other interest payment periods) or extend beyond the Stated Maturity of the Securities of this series. Upon the termination of any such Deferral Period and the payment of all amounts then due, the Company may elect a new Deferral Period, subject to the above conditions. No interest during a Deferral Period, except at the end thereof, shall be due and payable. The Company shall give the Holder of this Security notice of its intent to defer payment of interest in writing at least ten business days before the earlier of (i) the next interest payment due date and (ii) the date CFC is required to give notice to holders of the Securities of the record or payment date for such interest payment.

The Securities of this series are issuable only in registered form without coupons and in minimum denominations of $25,000 and integral multiples of $5,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities may not be transferred without the Company’s prior written consent and only the Company’s voting members may purchase and hold the securities. Any purported transfer of the Securities without the Company’s prior written consent will be void ab initio.

The following terms shall have the following meanings:

A “Business Day” is any week day other than a day on which banking institutions in the borough of Manhattan, city and state of New York are authorized by law to close or on which the Company is closed.

The “designated LIBOR page” is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

The “Spread” is the number of basis points specified in the applicable pricing supplement as applying to the interest rate for the Security.

The “Spread Multiplier” is the percentage specified in the applicable pricing supplement as applying to the interest rate for the Security.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.